Exhibit (e)(1)

Excerpts from Definitive Proxy Statement dated April 28, 2008 Relating to the 2008 Annual Meeting of

Shareholders of CV Therapeutics, Inc.

2007 Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors for the year ended December 31, 2007. In the table below, “N/A” indicates that there is no applicable payment.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Santo J. Costa	$49,000	N/A	$59,350	N/A	N/A	N/A	$108,350
Joseph M. Davie, M.D., Ph.D.	42,250	N/A	180,604	N/A	N/A	N/A	222,854
Thomas L. Gutshall	42,750	N/A	59,350	N/A	N/A	N/A	102,100
Peter Barton Hutt, Esq.	35,805	N/A	59,350	N/A	N/A	N/A	95,155
Kenneth B. Lee Jr.	56,500	N/A	59,350	N/A	N/A	N/A	115,850
Barbara J. McNeil, M.D., Ph.D.	53,500	N/A	59,350	N/A	N/A	N/A	112,850
Thomas E. Shenk, Ph.D.	42,750	N/A	98,301	N/A	N/A	N/A	141,051

(1)	See the section entitled “Director Compensation—Cash Compensation,” above, for a description of the cash compensation program for the Company’s non-employee directors during the fiscal year ended December 31, 2007. Amounts earned in one year and paid in the following year are, for purposes on this table only, accounted for in the year earned.
(2)	Total amounts disclosed represent stock-based compensation expense for 2007 as calculated under FAS 123R. See “Note 13—Stock-Based Compensation” in the Notes to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a description of how FAS 123R compensation is calculated. See the section entitled “Director Compensation—Equity Compensation,” above, for a description of the Company’s Director Equity Policy and the specific terms of the stock options granted to the Company’s non-employee directors during the fiscal year ended December 31, 2007. The grant date fair value of option awards granted in 2007 is as follows: $47,761 for Mr. Costa, $47,761 for Dr. Davie, $47,761 for Mr. Gutshall, $47,761 for Mr. Hutt, $47,761 for Mr. Lee, $47,761 for Dr. McNeil and $47,761 for Dr. Shenk. The aggregate number of stock option awards outstanding as of December 31, 2007 is as follows: 70,000 shares for Mr. Costa, 40,000 shares for Dr. Davie, 65,000 for Mr. Gutshall, 77,500 for Mr. Hutt, 70,000 for Mr. Lee, 65,000 for Dr. McNeil and 47,500 for Dr. Shenk. There we no options that were repriced or otherwise materially modified during 2007. There were no option forfeitures.
(3)	None of the Company’s non-employee directors received any “perquisites” during 2007.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently has two (2) equity compensation plans that have been approved by stockholders: the Incentive Plan and the Purchase Plan. The Company historically has had two (2) equity compensation plans that have not been approved by stockholders: the 2000 Nonstatutory Incentive Plan and the 2004 Employment Commencement Incentive Plan. The 2000 Nonstatutory Incentive Plan was adopted before the current rules requiring stockholder approval of all equity plans went into effect, and was terminated in May 2004 as to any further grants thereunder. The 2004 Employment Commencement Incentive Plan was approved by the Board in December 2004 to provide for the grant of stock awards which are intended to be stand-alone inducement awards as permitted pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). Only newly hired employees who have not previously been an employee or director of the Company or an affiliate, or following a bona fide period of non-employment with the Company or an affiliate, are eligible to participate in the 2004 Employment Commencement Incentive Plan.

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options and RSUs and the number of securities remaining available for future issuance under all of the Company’s equity compensation plans, at February 22, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (2)	7,721,895		$19.94	2,170,934	(3)
Equity Compensation Plans Not Approved by Security Holders	3,360,627		$22.19	136,866

Total	11,082,522	(4)	$20.76	2,307,800

(1)	Represents the weighted average exercise price for options only. There is no exercise price for the RSU grants.
(2)	Information for the Purchase Plan approved by stockholders is included only in the column entitled “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans.” As of April 7, 2008, an aggregate of 2,173,889 shares of common stock of the Company, par value $0.001 per share, have been reserved for issuance under the Purchase Plan, of which 1,971,190 shares had been purchased under the Purchase Plan and 202,699 shares (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.
(3)	Shares issued to settle the SARs come out of these shares available for future issuance under the Incentive Plan approved by stockholders. During 2007, most of the SARs were voluntarily cancelled. The gross number of shares of common stock earned in 2007 underlying each remaining vested SAR award, without taking into account any taxes that may be payable, was a total of 1,076 shares. To date, the Company has settled and issued, net of taxes, a total of 3,286 shares of stock related to the remaining SARs and their settlement.
(4)	The aggregate total outstanding awards consist of a total of 9,200,055 options, a total 1,727,115 of unvested RSUs, and a total of 155,352 RSUs that are vested but unissued. As of February 22, 2008, the weighted average remaining term of options outstanding is 6.56 years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 22, 2008 by: (i) each stockholder who is known by the Company based on publicly available records to own beneficially more than five percent (5%) of the Company’s common stock; (ii) the Named Executive Officers; (iii) each director; and (iv) all of directors and Named Executive Officers, as a group. The address for each director and Named Executive Officer listed in the table below is c/o CV Therapeutics, Inc., 3172 Porter Drive, Palo Alto, California 94304.

	Shares Beneficially Owned (1)
Beneficial Owner	Number	Percent of Total
Mazama Capital Management, Inc. (2) One S.W. Columbia, Suite 1500 Portland, OR 97258	8,029,927	13.2%
Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	5,969,462	9.8%
FMR LLC (4) 82 Devonshire Street Boston, MA 02109	5,951,070	9.8%
Citigroup, Inc. (5) 399 Park Avenue New York, NY 10043	5,090,054	8.3%
Ross Financial Corporation (6) P.O. Box 31363 Grand Cayman KY1-1206 Cayman Islands	4,066,000	6.7%
Sectoral Asset Management Inc. (7) 2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada	3,993,701	6.6%
Morgan Stanley (8) 1585 Broadway New York, NY 10036	3,251,381	5.4%

Louis G. Lange, M.D., Ph.D. (9)	1,221,356	2.0%

Brent K. Blackburn, Ph.D. (10)	430,328	*

Santo J. Costa (11)	68,750	*

Joseph M. Davie, M.D., Ph.D. (12)	32,500	*

Thomas L. Gutshall (13)	98,961	*

Peter Barton Hutt, Esq. (14)	76,250	*

Kenneth B. Lee, Jr. (15)	69,325	*

David McCaleb (16)	361,949	*

Barbara J. McNeil, M.D., Ph.D. (17)	71,250	*

Thomas E. Shenk, Ph.D. (18)	47,250	*

Daniel K. Spiegelman (19)	383,929	*

Lewis J. Stuart (20)	200,587	*

Tricia Borga Suvari, Esq. (21)	321,369	*

All directors and executive officers as a group (13 persons) (22)	3,383,804	5.6%

*	Represents beneficial ownership of less than one percent (1%).

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within sixty (60) days of February 22, 2008, which is April 22, 2008. Except as indicated below, and subject to community property laws where applicable, to the Company’s knowledge, all persons named in the table above have sole voting and investment power with respect to all shares of common stock of the Company shown as beneficially owned by them. The percentages of beneficial ownership are based on 60,673,846 shares of common stock of the Company outstanding as of February 22, 2008, adjusted as required by rules promulgated by the SEC. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within sixty (60) days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	All information regarding the stockholder, Mazama Capital Management, Inc. (“Mazama”), and its affiliates, if any, is based on information disclosed in a Schedule 13G filed by the stockholder with the SEC on February 8, 2008. Mazama is an investment adviser under Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”).
(3)	All information regarding the stockholder, Wellington Management Company, LLP (“Wellington”) and its affiliates, if any, is based on information disclosed in a Schedule 13G/A filed by the stockholder with the SEC on February 14, 2008. Wellington is an investment adviser under Section 203 of the Investment Advisers Act.
(4)	All information regarding the stockholder, FMR LLC, and its affiliates, if any, is based on information disclosed in a Schedule 13G/A filed by the stockholder with the SEC on February 14, 2008 pursuant to a joint filing agreement. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act, is the beneficial owner of 5,951,070 shares or 9.808% of the common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 5,950,970 shares or 9.808% of the common stock of the Company. Fidelity Growth Company Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,951,070 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.
(5)	All information regarding the stockholder, Citigroup, Inc. (“Citigroup”) and its affiliates, if any, is based on information disclosed in a Schedule 13G/A filed by the stockholder with the SEC on February 6, 2008. Citigroup is a parent holding company or control person under Rule 13d-1 of the Exchange Act.
(6)	All information regarding the stockholder, Ross Financial Corporation (“Ross Financial”) and its affiliates, if any, is based on information disclosed in a Schedule 13G/A filed by the stockholder with the SEC on February 8, 2008. Ross Financial is a direct wholly-owned subsidiary of STS Inc., a Cayman Islands company. Kenneth B. Dart is the beneficial owner of all of the outstanding shares of STS Inc., which in turn owns all the outstanding shares of Ross Financial. As a result of his beneficial ownership of all of the outstanding shares of STS Inc., Mr. Dart is deemed to beneficially own the securities owned by Ross Financial.

(7)	All information regarding the stockholder, Sectoral Asset Management Inc. (“Sectoral”) and its affiliates, if any, Jérôme G. Pfund, Michael L. Sjöström is based on information disclosed in a Schedule 13G/A filed by the stockholder with the SEC on February 13, 2008 pursuant to a joint filing agreement. Sectoral is an investment adviser Section 203 of the Investment Advisers Act and a parent holding company or control person under Rule 13d-1 of the Exchange Act.
(8)	All information regarding the stockholder, Morgan Stanley, and its affiliates, if any, is based on information disclosed in a Schedule 13G/A filed by the stockholder with the SEC on February 14, 2008.
(9)	Includes 954,166 shares issuable upon the exercise of options on or within 60 days of February 22, 2008. Also includes 7,500 shares held in The Louis Lange Family Trust and 2,500 shares held by minors in Dr. Lange’s household. Dr. Lange disclaims beneficial ownership of the shares held in The Louis Lange Family Trust, except to the extent of his pecuniary interests therein.
(10)	Includes 391,666 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(11)	Includes 68,750 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(12)	Includes 32,500 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(13)	Includes 63,750 shares issuable upon the exercise of options on or within 60 days of February 22, 2008. Also includes 30,211 shares held in the Gutshall Family Trust DTD 3-7-90. Mr. Gutshall disclaims beneficial ownership of the shares held in the Gutshall Family Trust, except to the extent of his pecuniary interests therein.
(14)	Includes 76,250 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(15)	Includes 68,750 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(16)	Includes 328,100 shares issuable upon the exercise of options on or within 60 days of February 22, 2008. Mr. McCaleb is no longer an employee of the Company, but is a Named Executive Officer for purposes of this proxy statement pursuant to the rules and regulations promulgated by the SEC.
(17)	Includes 63,750 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(18)	Includes 46,250 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(19)	Includes 371,666 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(20)	Includes 182,866 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(21)	Includes 306,666 shares issuable upon the exercise of options on or within 60 days of February 22, 2008.
(22)	Includes 2,955,130 shares issuable upon the exercise of options on or within 60 days of February 22, 2008. See footnotes (11)–(21).

Compliance with Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent (10%) beneficial owners were complied with.

Performance-Based Compensation

Annual Bonus Goals and Policies

The Company structures its compensation programs with a goal of rewarding Named Executive Officers based on the Company’s performance and the individual executive’s contribution to achieving these results. In particular, each year the Chairman and Chief Executive Officer provides proposed annual Company bonus goals to the Board for review and approval, and the Board approves annual bonus goals with associated weightings. As part of the Company’s annual focal performance review cycle for all of its employees, which typically occurs after year end, the Compensation Committee (with input from the Chairman and Chief Executive Officer and the Board) evaluates the Company’s performance overall for the given year against these approved bonus goals as well as other significant Company performance factors, accomplishments and challenges. The Compensation Committee then determines whether to award bonuses (if at all) and sets bonus amounts and budgets (if any). The approved bonus goals are intended to correlate (assuming they are accomplished) with resultant increased business value of the Company and for its stockholders. For this reason, the Company’s approved bonus goals typically include goals tied to research, development and commercialization milestones, such as the initiation or completion of clinical studies and the preparation for and launch of approved products and sales milestones; the approved goals may also include other indicators of Company performance, such as goals related to key strategic factors or the Company’s balance sheet strength. The weightings for the approved goals are intended to reflect relevant factors such as the relative importance of the goal to the Company’s business and operations, the potential impact in terms of near-term and long-term shareholder value, and the degree of difficulty expected to achieve the goal.

Typically after year end, based on input and recommendations from the Chairman and Chief Executive Officer, the Compensation Committee (in consultation with the Board) reviews Company performance overall against the pre-approved bonus goals, and also typically reviews and takes into account other significant Company performance factors, accomplishments and challenges during the year. Evaluation of the goals and other relevant factors necessarily involves a subjective assessment of corporate and individual performance by management and the Compensation Committee. Moreover, the Compensation Committee does not base its considerations on any single performance factor, but rather considers a mix of factors in evaluating Company and individual performance, including performance on the pre-approved bonus goals as well as other significant performance factors, accomplishments and challenges during the year, the individual Named Executive Officer’s performance, and comparison with other biotechnology peer companies as described above.

For the Named Executive Officers (and other senior management), in 2004 the Board of Directors approved a bonus program which provides these senior managers the opportunity to earn multipliers of up to two (2) times their market-based bonus target (derived from the market average or median) in exceptional corporate performance years. This program was designed to further motivate and provide incentive for the achievement of corporate goals, generate additional value for the Company and its stockholders, and help ensure retention of key senior managers through the anticipated transformation to a fully integrated, commercially advanced biotechnology company, despite historical challenges to the effectiveness of long term equity tools. Specific multiplier amounts in any given performance year, if any, are approved by the Compensation Committee. There were no multiplier amounts applicable for purposes of the approved 2007 annual cash bonus amounts for each Named Executive Officer. For 2007, based on management’s recommendation, the Compensation Committee set individual Named Executive Officer bonuses (other than for the Chairman and Chief Executive Officer) with reference to the average 2007 market-based target bonus amounts for Named Executive Officer positions (based on the 50th percentile), with appropriate adjustment for individual performance.

The determination of Named Executive Officer bonuses is also based on assessments of individual performance and Company performance, as recommended by management and approved by the Compensation Committee on the basis of the approved bonus goals and other significant factors using the process described above. (As noted above, the Chairman and Chief Executive Officer is not present when the Compensation Committee discusses or determines his compensation.) In order to assess the total compensation picture and overall effectiveness in motivating and retaining Named Executive Officers, determination of Named Executive Officer bonuses is also based in part on total cash compensation compared to peer group companies. This assessment is particularly important given that the Company’s headquarters and many personnel (including Named Executive Officers) are located in the San Francisco Bay area, which is a high-cost and highly competitive recruiting and retention environment.

2007 Cash Bonus Payments

Following the processes described above, the Chairman and Chief Executive Officer proposed, and the Board approved, 2007 bonus goals and associated weightings, in early February 2007 as part of the typical annual performance/compensation cycle. Following a similar process, in July 2007 the Board approved revised 2007 bonus goals and weightings, to adjust the relevant financial goals consistent with the Company’s May 2007 restructuring plan.

In January 2008, the Compensation Committee (with input from the Chairman and Chief Executive Officer and the Board) met and reviewed overall Company performance against the 2007 pre-approved bonus goals as well as additional significant Company performance factors, accomplishments and challenges during 2007. This performance review assessed the following pre-approved goals and additional significant Company performance factors, accomplishments and challenges during 2007:

•	receipt of positive results in key parameters of the MERLIN TIMI-36 clinical study;

•

submitting Ranexa for marketing approval in the U.S. based on the MERLIN TIMI-36 clinical results for potential for improved angina labeling, as well as prosecution of the three applications administratively unbundled by the FDA based on such September 2007 submission;

•	obtaining approved Ranexa product labeling relating to the product’s mechanism of action;

•	progress in ranolazine life cycle programs;

•	potential 2008 product approval in Europe;

•	submitting regadenoson for marketing approval in the U.S. and defining a European submission strategy;

•	progress in the Company’s CVT-6883 program;

•	advancing a new program to clinical development;

•	success in commercialization efforts as measured by product revenues;

•	maintaining a strong balance sheet and lowering operating expenses after the May 2007 restructuring;

•	post-restructuring progress on achieving visibility to potential future profitability;

•	investor relations; and

•	Company share price performance.

In determining funding for the bonus program and individual Named Executive Officer bonus amounts the Compensation Committee (based on recommendations from the Chairman and Chief Executive Officer in the case of other Named Executive Officers) assessed the individual performance of Named Executive Officers (and other members of senior management). Such individual performance assessments necessarily require subjective judgments and assessments that take into consideration various factors, including the scope of authority, impact and responsibility of each individual, the experience and skills required to successfully perform each role, and during 2007 in particular such individual’s contributions to the Company’s strong operational and regulatory milestone performance in the context of the May 2007 restructuring and resultant resource reductions. Individual performance factors evaluated included the achievement of business function-specific goals that support corporate goals, personnel management and employee development, leadership and organizational effectiveness, and significant unplanned accomplishments and challenges.

Based on the foregoing assessment of Company performance and these assessments of individual performance for the Named Executive Officers (and other members of senior management), management recommended, and the Compensation Committee agreed, to fund the Company’s 2007 annual discretionary bonus program as follows for all eligible employees other than the Chairman and Chief Executive Officer: at ninety two percent (92%) of target funding for officers at the senior vice president level (including the Named Executive Officers other than the Chairman and Chief Executive Officer); and at one hundredth percent (100%) of target funding for all other eligible employees of the Company (not including any Named Executive Officers or other officers at the senior vice president level).

As a result of these approaches, our Named Executive Officers do not each have identical bonus amounts. The Compensation Committee has reviewed the pay differences and is satisfied that such differences are appropriate in light of the factors described above.

Dr. Lange’s 2007 annual cash bonus was determined with reference to the Company’s overall performance, as outlined above, Dr. Lange’s base salary, his individual performance including increased responsibilities in 2007 as assessed by the Compensation Committee (in consultation with the Compensation Committee’s independent consultant and the Board), the 2007 median target bonus percentage of chief executive officers in the pre-approved peer group, Dr. Lange’s projected percentile rank with respect to the peer group, Dr. Lange’s projected absolute rank order with respect to the peer group, and Dr. Lange’s projected total cash compensation for 2007 with respect to the peer group. For further support in informing appropriate positioning for Dr. Lange relative to the pre-approved peer group, the Compensation Committee separately referenced compensation data from a much wider list of life sciences companies that matched certain aspects of the Company profile, including those with comparative numbers of employees and those with comparative revenue ranges. The final 2007 bonus amount for Dr. Lange was set at the projected 53rd percentile relative to the pre-approved peer group.

The approved 2007 annual cash bonus amounts for each Named Executive Officer are included in the amounts set forth in the “2007 Summary Compensation Table,” below.

Discretionary Long-Term Equity Incentive Awards

As discussed above, the Company believes that long-term incentive compensation consisting of equity awards are a critical component of a competitive compensation package in the biotechnology industry. This is particularly true since the Company competes with high concentrations of local biotechnology and other employers and with biotechnology and other employers from lower cost of living areas given the scarcity of local commercially-experienced talent, many of whom also grant equity awards, in trying to attract, motivate and retain Named Executive Officers and other key personnel. The Company also believes that equity awards effectively reward employees for Company success over time and encourage retention of Named Executive Officers and other key employees by the Company. Over the past few years the Company has used several different types of equity awards with varying vesting periods and other design features, as described in greater detail below.

Policies and Factors Relevant to the Company’s Equity Grant Practices

The Company’s 2000 Equity Incentive Plan allows for the grant of stock options, restricted stock units and stock appreciation rights. As the Company has sharply increased in size and complexity of operations over the past few years and as competitor companies have added restricted stock and restricted stock units as part of their compensation, the Company has moved away from a historic practice of using stock options as the primary form of equity compensation to a practice of utilizing broad-based grants of restricted stock units along with option grants. For example, in 2005, the Company granted a blend of stock options, restricted stock units and stock appreciation rights to the Named Executive Officers (and other key performers), and in 2006 the Company granted a blend of stock options and restricted stock units to the Named Executive Officers (and other key performers). In 2007 the Company continued this practice, granting both stock options and restricted stock units to the Named Executive Officers (and other key performers). The Company’s awards in these periods have utilized varied vesting periods, distribution dates and other design features intended to ensure that Company executive equity practices were competitive in retaining and motivating Named Executive Officers and other key employees; these features are described in greater detail in the “2007 Grants of Plan-Based Awards Table” and “2007 Outstanding Equity Awards at Fiscal Year-End Table,” below.

A number of factors have contributed to the Company’s shifts to a higher use of restricted stock grants and use of differing equity award designs. These factors include the desire to provide Named Executive Officers and other employees with the opportunity to receive and maintain an equity interest in the Company, to better align Named Executive Officers and other employees with stockholders, as well as to increase the opportunity for employee and stockholder benefit through a diversity of types and designs of equity awards; the lesser dilutive impact of restricted stock unit grants (compared to stock option grants) and overall available shares; stockholder preferences on equity award parameters; and changing accounting and tax implications for equity awards. Finally, a key driver over time has been under-performance of growth stocks (including the Company’s), which has contributed to the Company’s historical pattern of having a significant percentage of options with exercise prices above the Company’s stock price.

These practices are consistent with the equity policies and targets approved by the Board of Directors in 2004 to help ensure retention of Named Executive Officers (and other senior management) through the anticipated transformation to a fully integrated, commercially advanced biotechnology company, despite historical challenges to the effectiveness of long term equity tools. As a result, for equity grant purposes, the Company targets equity awards at the 50th to 75th percentile of the peer group.

In applying these equity targets and policies, as part of the determination of what new equity awards, if any, to grant to each Named Executive Officer, the Compensation Committee assesses a mix of factors rather than just a single performance factor, as part of the process described above (which includes including input, assessments and recommendations from management). These factors include those discussed above as well as the Company’s accomplishments and significant challenges during the year, the individual performance of each Named Executive Officer, each Named Executive Officer’s past and anticipated future contribution to the attainment of the Company’s long-term strategic goals, and comparisons with other biotechnology companies and their equity award practices. Such comparisons include Named Executive Officer total cash compensation, in order to assess the total compensation picture and overall effectiveness in motivating and retaining Named Executive Officers. This assessment is particularly important given the exceptionally challenging circumstances associated with the May 2007 restructuring, and given that the Company’s headquarters and many personnel (including Named Executive Officers) are located in the San Francisco Bay area, which is a high-cost and highly competitive recruiting and retention environment. Other factors taken into consideration include long-term incentives previously granted, including the type of previously granted awards, the amount of actual (vs. theoretical) equity value per year that has been derived to date by Named Executive Officers and other senior management (a group who as of 2007 had an average tenure of nine years and a strong track record in achieving corporate goals), the current actual value of each Named Executive Officer’s unvested equity grants, the percentage of stock option grants with exercise prices greater than the Company’s stock price, and the theoretical present value of equity grants as calculated for purposes of the Company’s financial statements.

In connection with the May 2007 restructuring, including in the period that followed the restructuring, the Company took a number of equity-related actions approved by the Board, with the goal and intention of stabilizing the Company and motivating and retaining key performers at all levels of the organization (including Named Executive Officers and other members of senior management) remaining at the Company and responsible for the achievement of corporate goals with significantly reduced available resources. Specifically, in May 2007 the Board approved retention grants to key non-officer employees (including field sales and key headquarters personnel), consisting of stock option grants and restricted stock unit grants; the Board approved the acceleration of vesting of all stock options with an exercise price of $10.00 or greater granted to employees prior to May 31, 2007 (not including the May 2007 retention grants or any grants to the Chairman and Chief Executive Officer), in part to reduce future operating expenses; and approved the cancellation of outstanding stock appreciation rights (other than the grant to the Chairman and Executive Officer), subject to voluntary consent of each holder, in part to reduce future operating expenses. (All Named Executive Officers who were eligible to relinquish their stock appreciation rights in 2007 volunteered to do so.)

In addition, in August 2007 the Compensation Committee and the Board approved key retention grants of stock options and restricted stock units to the Named Executive Officers and other key officers in the senior management group, with vesting and other design features intended to enhance retention and motivation of these key employees. The size of these grants was formulated based on a new hire grant plus an annual grant, and was intended to be a deterrent to attrition based on competitive new hire offers for key officer personnel deemed critical to the leadership and stabilization of the Company following the May 2007 restructuring. In approving these grants, the Board determined that the Named Executive Officers (and other key officers) would not receive any additional performance-based equity replenishment grants in 2008 or 2009. In addition, each recipient of the August 2007 grants agreed to forego the usual “single trigger” change-in-control provision embedded in the Company’s equity plans (described below) in favor of specific “double trigger” change-in-control terms for these grants (which involves both a change in control of the Company and the individual’s loss of his or her job in connection with the change in control).

The Company believes that stock options priced at the fair market value of the Company’s stock strongly align the interests of its Named Executive Officer and other employees with long-term Company performance and stockholder interests. Therefore, the Company has priced all of its stock option grants with exercise prices equal to the closing price of the Company’s stock on the last trading day prior to the date of grant, which is how the Company’s equity plan defines fair market value. The Company has never repriced stock options.

The Company believes that its use of restricted stock units increases Named Executive Officer and other employee ownership in the Company, thereby better aligning employee interests with stockholder interests, and lessens the dilutive effect of equity grants (compared to stock option grants). Also, because a significant portion of the Company’s outstanding stock option grants to its Named Executive Officers and other employees have exercise prices above the current price of the Company’s common stock, the Company’s restricted stock unit grants (which include vesting and distribution provisions) are intended to serve as an important retention tool for the Named Executive Officers and other employees.

The equity awards granted to the Named Executive Officers are described in the “2007 Summary Compensation Table,” “2007 Grants of Plan-Based Awards Table” and “2007 Outstanding Equity Awards at Fiscal Year-End Table,” below. As a result of this approach, our Named Executive Officers do not each have identical long-term incentive compensation amounts. The Compensation Committee has reviewed the pay differences and is satisfied that such differences are appropriate in light of the factors described above.

Timing of Equity Awards to Named Executive Officers

The Compensation Committee’s general practice is to review Named Executive Officer performance and to set annual compensation for the Named Executive Officers at the end of each annual performance period (as described above). Historically, equity awards to the Named Executive Officers have generally been approved in connection with these annual reviews. Consistent with these practices, equity awards were granted to the Named Executive Officers in December or January for the past several years, in conjunction with the annual performance review for Named Executive Officers. However, we have in the past and may in the future grant equity awards at other times of year, depending on business needs. In addition, as noted above, in connection with the approval of the August 2007 grants of stock options and restricted stock units to the Named Executive Officers (and other key officers), the Board determined that such individuals will not receive any additional performance-based equity replenishment grants in 2008 or 2009.

In general the Company does not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Because the date for the Compensation Committee’s annual review of Named Executive Officer performance and compensation is set well in advance, the Compensation Committee may approve grants of equity awards to Named Executive Officers at times when the Company is in possession of material non-public information. However, the Compensation Committee does not use any such material non-public information to increase the potential value of equity awards to Named Executive Officers. Similarly, the Company does not backdate options or grant options retroactively; nor does it grant options with any so-called “reload” feature or loan funds to any employees to enable them to exercise options.

Change-in-Control and Severance Provisions

The Company’s two (2) equity incentive plans are the 2000 Equity Incentive Plan (the “Incentive Plan”) and the 2004 Employment Commencement Incentive Plan (which is used only for new hire grants). Each of these plans has been approved by the Board, and the Incentive Plan has been approved by the Company’s stockholders. Each of these plans provides that each outstanding stock award under the plan shall automatically become fully vested and/or exercisable with respect to all of the shares of common stock subject thereto upon a change of control of the Company, and the Incentive Plan also provides that all shares of common stock subject to outstanding restricted stock units under the Incentive Plan shall automatically be distributed to holders thereof upon a change of control of the Company. Each of these plans defines such change of control as a sale of substantially all of the assets of the Company, a merger or consolidation involving the Company, or any transaction or series of related transactions in which more than fifty percent (50%) of the Company’s voting power is transferred. The Company and the Board have determined that these provisions are appropriate in order to encourage retention of equity award recipients through a change-of-control event, and to reward such recipients for their participation in the growth in the value of the Company.

The Company has entered into certain Board-approved executive severance agreements with each Named Executive Officer (as well as other members of senior management), as well as the Employment Agreement with Dr. Lange, which provide for certain additional benefits (including provisions related to tax gross ups) in connection with change-of-control and specified termination scenarios. In addition, the Company has a Board-approved group severance plan, which provides certain severance benefits to all full time employees of the Company who are not covered by individual severance arrangements. In September 2007, the Board approved technical modifications to these severance arrangements in connection with Section 409A of the Internal Revenue Code (“Section 409A”). In addition, the Board approved an amended and restated Employment Agreement with the Chairman and Chief Executive Officer effective in December 2007 to comply with Section 409A and make other non-material changes not technically required under Section 409A. All of these agreement provisions and arrangements are described in greater detail in the section entitled “Certain Relationships and Related Transactions,” below. Potential payments that may be made to all Named Executive Officers upon termination or a change of control, under certain assumptions, are set forth in the “2007 Potential Payments Upon Termination Or Change Of Control Table,” below.

The individual severance agreements with Named Executive Officers (and other members of senior management) and the Employment Agreement with Dr. Lange, as well as the Company-wide group severance plan, are each intended to provide a retention incentive for our Named Executive Officers in the event of a potential change in control transaction by providing each executive with severance payment entitlements sufficient to incentivize them to remain employed through consummation of such a transaction instead of pursuing alternative opportunities in the face of a potential change in control transaction. The Employment Agreement with Dr. Lange is the result of arm’s length negotiations regarding all of the material terms of the Employment Agreement; as part of these negotiations the Compensation Committee utilized the services of an independent compensation consultant, Frederick W. Cook, Inc., which provided analysis regarding the terms of Dr. Lange’s agreement.

2007 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to each Named Executive Officer for the years ended December 31, 2006 and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)		Total ($)
Louis G. Lange, M.D., Ph.D.	2007	$700,000	$—	$2,728,374	$1,240,437	$660,000	N/A	$35,044	(9)	$5,636,855
Chairman and Chief Executive Officer	2006	624,000	262,500	1,794,084	1,058,297	500,000	N/A	89,171	(9)	4,328,052

Daniel K. Spiegelman	2007	350,000	—	556,687	616,291	115,000	N/A	14,997		1,652,975
Senior Vice President and Chief Financial Officer	2006	312,000	82,500	272,213	447,464	110,000	N/A	15,000		1,239,177

Brent K. Blackburn, Ph.D.	2007	350,000	—	556,687	616,291	115,000	N/A	15,496		1,653,474
Senior Vice President, Drug Discovery and Development	2006	312,000	82,500	272,213	447,464	130,000	N/A	15,000		1,259,177

Tricia Borga Suvari, Esq.	2007	316,000	—	556,687	602,503	140,000	N/A	15,496		1,630,686
Senior Vice President, General Counsel and Secretary	2006	285,000	60,000	272,213	392,208	100,000	N/A	15,000		1,124,421

Lewis J. Stuart (10)	2007	280,000	—	336,416	520,599	128,000	N/A	15,496		1,280,511
Senior Vice President, Commercial Operations

David C. McCaleb (11)	2007	211,649	—	181,062	479,595	—	N/A	281,155	(12)	1,153,461
Former Senior Vice President, Commercial Operations	2006	263,000	62,500	272,213	403,305	80,000	N/A	15,000		1,096,018

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company’s 401(k) plan.
(2)	These bonus amounts reflect discretionary cash bonuses paid in February 2006 in connection with the receipt of regulatory approval of the Company’s lead product in January 2006.
(3)	The Incentive Plan permits the granting of restricted stock units (“RSUs”) to eligible employees, including executives, and to certain consultants, at fair market value at the date of grant. The stock awards represent restricted stock units that generally vest in forty-eight (48) equal monthly installments beginning on the date of grant. Distribution of vested shares of common stock occurs on the one (1)-year, two (2)-year, three (3)-year and four (4)-year anniversaries of the grant date. Total amounts disclosed represent stock-based compensation expense for 2006 and 2007 as calculated under Statement of Financial Accounting Standard 123R, Share-Based Payment (“FAS 123R”). Some of the RSUs provided for immediate acceleration of vesting in the event the Company achieved a certain product revenue target over four consecutive quarters. During 2007, this revenue target was met and the accelerated expense has been included in the table above. The stock compensation expense related to the accelerated vesting of these RSUs is as follows: $431,250 for Dr. Lange, $179,688 for Mr. Spiegelman, $179,688 for Dr. Blackburn, $179,688 for Ms. Suvari, $97,031 for Mr. Stuart and $70,161 for Mr. McCaleb (earned after Mr. McCaleb became a consultant to the Company and included in the “All Other Compensation” column of the table). The Company’s RSUs and all assumptions related to the valuation of RSUs are discussed in Note 13, “Stock-Based Compensation,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
(4)

Each Named Executive Officer also received a grant of a stock appreciation right (“SAR”) in January 2005. These SAR grants were modified by the Board in January 2006, and are therefore included in the table above. In addition, in May 2007, the Board also approved the cancellation of outstanding SAR awards provided that the individual SAR holder also voluntarily consented to such cancellation, effective June 1, 2007. Excluded from the cancellation of outstanding SAR awards were any and all grants to Dr. Lange. In accordance with FAS 123R, a cancellation of an award that is not accompanied by a concurrent grant of (or offer to grant) a replacement award or other valuable consideration shall be accounted for as a repurchase for no consideration. Accordingly, any previously unrecognized compensation cost was recognized at the cancellation date and is therefore included in the table above. The stock compensation expense related to the cancellation of these SARs is as follows: $152,331 for Mr. Spiegelman, $152,331 for Dr. Blackburn, $152,331 for Ms. Suvari, $101,554 for Mr. Stuart and $152,331 for Mr. McCaleb. These SAR grants are described below under the “2007 Grants of Plan-Based Awards Table” Total amounts disclosed include stock-based compensation expense for 2006 and 2007 as calculated under FAS 123R. As of December 31, 2007, payments to date under the Company’s SAR grants have been less than $0.1 million. The Company’s SAR grants and all assumptions related to the valuation of SARs are discussed in Note 13, “Stock-Based Compensation,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	The Company’s stock-based compensation program includes incentive and non-statutory stock options. Total amounts disclosed include stock-based compensation expense for 2006 and 2007 as calculated under FAS 123R. In May 2007, the Board approved the acceleration of vesting of all options with an exercise price of $10.00 or greater granted to our employees prior to May 31, 2007, effective June 1, 2007 and the accelerated expense has been included in the table above. Excluded from the accelerated vesting were any and all grants to members of the Board, including Dr. Lange, all retention grants approved by the Board in May 2007 and all options granted to new hires on or after May 31, 2007. The stock compensation related to the accelerated vesting of options is as follows: $235,097 for Mr. Spiegelman, $235,097 for Dr. Blackburn, $225,854 for Ms. Suvari, $159,293 for Mr. Stuart and $229,551 for Mr. McCaleb. In addition, in November 2007, the Board approved an amended and restated Employment Agreement for Dr. Lange, effective December 1, 2007 (discussed in greater detail in the section entitled “Compensation Discussion & Analysis,” above), which modified the post-termination exercise period of Dr. Lange’s option grants. The stock compensation expense related to this modification was $122,737. The Company’s option grants and all assumptions related to the valuation of options are discussed in Note 13, “Stock-Based Compensation,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
(6)	Represents cash bonuses earned in 2007 to be paid in 2008 and cash bonuses earned in 2006 that were paid in 2007, as discussed in greater detail in the section entitled “Compensation Discussion and Analysis,” above.
(7)	No Named Executive Officers participate in any qualified or non-qualified defined benefit plans sponsored by the Company, and the Company does not maintain any qualified or non-qualified defined benefit plans.
(8)	Under rules promulgated by the SEC, no perquisite amounts are shown for any Named Executive Officer if the aggregate perquisite amount for any individual Named Executive Officer did not exceed $10,000 in 2007 or 2006. For 2007, the Company made a discretionary matching contribution to all eligible participants in the Company’s 401(k) plan in the form of cash and shares of common stock. All eligible participants in the 401(k) plan were allocated this matching contribution on January 4, 2008, with the number of shares being allocated to participants’ accounts based on the closing price of the Company’s common stock on that date (which was $8.76 per share). Each of Dr. Lange, Dr. Blackburn, Mr. McCaleb and Ms. Suvari received a matching contribution of 1,769 shares of common stock (with a value on the allocation date of $15,496.44 based on the price per share on such date) and $3.56 in cash for fractional shares. Mr. Spiegelman received a matching contribution of 1,712 shares of common stock (with a value on the allocation date of $14,997.12 based on the price per share on such date) and $2.88 in cash for fractional shares. For 2006, the Company made a discretionary matching contribution to all eligible participants in the Company’s 401(k) plan in the form of cash and shares of common stock. All eligible participants in the 401(k) plan were allocated this matching contribution on January 8, 2007, with the number of shares being allocated to participants’ accounts based on the closing price of the Company’s common stock on that date (which was $13.10 per share). Each of Dr. Lange, Mr. Spiegelman, Dr. Blackburn, Mr. McCaleb and Ms. Suvari received a matching contribution of 1,145 shares of common stock (with a value on the allocation date of $14,999.50 based on the price per share on such date) and $0.50 in cash for fractional shares.
(9)

Includes $19,548 of perquisites for Dr. Lange for 2007 and $74,171 of perquisites for Dr. Lange for 2006. Under Dr. Lange’s amended and restated Employment Agreement with the Company, in 2007, Dr. Lange received reimbursement of $12,000 for the use of an automobile, $3,258 for financial support and assistance expenses and $4,290 for attorney’s fees incurred by him in connection with the negotiation of his amended and restated Employment Agreement. In 2006, Dr. Lange received reimbursement of $12,322 for the use of an automobile, $8,516 for financial and legal support and assistance expenses, and $30,000 for attorney’s fees incurred by him in connection with the negotiation of his original Employment Agreement with the Company. In addition, the $30,000 reimbursement of legal fees was grossed-up by $23,333 to pay taxes.

(10)	Mr. Stuart was promoted to Senior Vice President , Commercial Operations, effective as of July 16, 2007. Prior to this date, Mr. Stuart was the Company’s Vice President, Sales.
(11)	Mr. McCaleb resigned as Senior Vice President, Commercial Operations, effective as of July 15, 2007. Amounts disclosed on this table represent compensation earned while Mr. McCaleb was an employee except for certain amounts that have been included in the “All Other Compensation column” in the table above. See Note 12 of this table for further information. On July 16, 2007, Mr. McCaleb entered into a consulting agreement with the Company, to provide advisory services related to the Company’s commercial operations. The consulting agreement provides for the following compensation: (1) continuous vesting on Mr. McCaleb’s RSUs, (2) exercisability of his option grants until 90 days after the consulting agreement is terminated or expires, provided that no option will be exercisable later than 10 years after the original date of grant, (3) a monthly retainer of $14,000 per month, (4) reimbursement to Mr. McCaleb for closing costs on the sale of his residence in the San Francisco Bay area, with such closing costs covered by the Company to be calculated at the rate of 6% of the sales price on such residence up to a maximum of $725,000, and (5) a bonus (if any) earned in 2007 to be paid in 2008 as determined by the Company based on the Company and Mr. McCaleb’s performance.
(12)	Consists of perquisites for Mr. McCaleb related to reimbursement of commuting expense between Palo Alto and Arizona of $24,634 (which was grossed-up by $9,634 to pay for taxes), which was earned while Mr. McCaleb was an employee and other amounts earned when Mr. McCaleb was a consultant to the Company. Amounts earned while Mr. McCaleb became a consultant are as follows: a bonus of $52,000 earned in 2007 and paid in 2008, consulting fees of $79,000 earned in 2007 and stock compensation expense of $125,521, of which $70,161 related to the acceleration vesting of RSUs earned after Mr. McCaleb became a consultant and $55,360 related to his continuous vesting of his existing RSUs (see Note 3 of this table for further information). The Company’s RSUs and all assumptions related to the valuations of RSUs are discussed in Note 13, “Stock-Based Compensation,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

2007 Grants Of Plan-Based Awards Table

The following table provides information concerning each grant of an award of stock options, restricted stock units or stock appreciation rights made to each Named Executive Officer for the year ended December 31, 2007. All grants listed below were awarded under the Incentive Plan. The Company does not have any estimated future payouts under any equity or non-equity incentive plan awards.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ /Sh)(1)	Grant Date Fair Value of Stock and Option Award ($)(2)
Louis G. Lange, M.D., Ph.D.	8/22/07	250,000	(3)				$2,612,500
	8/22/07			750,000	(4)(5)	$10.45	4,797,150
	12/1/07					10.45	113,926	(5)
	12/1/07			100,000	(5)	9.25	12,924	(5)
	12/1/07			175,000	(5)	13.16	43,854	(5)
	12/1/07			36,000	(5)	13.33	6,827	(5)
	12/1/07			50,000	(5)	17.03	15,073	(5)
	12/1/07			125,000	(5)	23.21	34,376	(5)
	12/1/07			36,000	(5)	24.94	8,665	(5)
Daniel K. Spiegelman	6/1/07			10,938	(6)	13.16	22,803	(6)
	6/1/07			9,688	(6)	24.94	91,882	(6)
	6/1/07			13,438	(6)	13.33	120,412	(6)
	6/1/07			75,000	(7)	N/A	152,331	(7)
	8/22/07	62,500	(3)				653,125
	8/22/07			187,500	(4)	10.45	1,199,288
Brent K. Blackburn, Ph.D.	6/1/07			10,938	(6)	13.16	22,803	(6)
	6/1/07			9,688	(6)	24.94	91,882	(6)
	6/1/07			13,438	(6)	13.33	120,412	(6)
	6/1/07			75,000	(7)	N/A	152,331	(7)
	8/22/07	62,500	(3)				653,125
	8/22/07			187,500	(4)	10.45	1,199,288
Tricia Borga Suvari, Esq.	6/1/07			7,292	(6)	13.16	15,092	(6)
	6/1/07			9,688	(6)	24.94	91,218	(6)
	6/1/07			13,438	(6)	13.33	119,543	(6)
	6/1/07			75,000	(7)	N/A	152,331	(7)
	8/22/07	62,500	(3)				653,125
	8/22/07			187,500	(4)	10.45	1,199,288
Lewis J. Stuart	6/1/07			3,834	(6)	30.00	17,414	(6)
	6/1/07			1,459	(6)	13.38	3,837	(6)
	6/1/07			5,232	(6)	24.94	59,745	(6)
	6/1/07			7,257	(6)	13.33	78,296	(6)
	6/1/07			50,000	(7)	N/A	101,554	(7)
	8/22/07	62,500	(3)				653,125
	8/22/07			187,500	(4)	10.45	1,199,288
David C. McCaleb (8)	6/1/07			8,750	(6)	13.16	18,165	(6)
	6/1/07			9,688	(6)	24.94	91,489	(6)
	6/1/07			13,438	(6)	13.33	119.897	(6)
	6/1/07			75,000	(7)	N/A	152,331	(7)

(1)

Options are granted at an exercise price equal to the closing market price per share on the last trading day prior to the date of grant, in accordance with the definition of fair market value in the Company’s equity incentive plans. There is no exercise price for RSU grants. Upon payout, the Named Executive Officer is entitled to receive one (1) share of common stock for each one (1) RSU.
(2)	Represents fair value of the RSU, SAR or option as calculated pursuant to FAS 123R.
(3)	Consists of RSUs that vest over three years beginning on the date of grant as follows: 7.5% vest after six months on February 22, 2008, 7.5% vest monthly for next six months (to August 22, 2008), 25% vest monthly for next 12 months (to August 22, 2009) and 60% vest monthly for next 12 months (to August 22, 2010). Distribution of vested shares of common stock will occur on February 22, 2008, February 22, 2009, February 22, 2010 and August 22, 2010.
(4)	Consists of options that vest in thirty-six (36) equal monthly installments beginning on the date of grant.
(5)	In November 2007, the Board approved an amended and restated Employment Agreement for Dr. Lange, effective December 1, 2007 (as discussed in greater detail in the section entitled “Compensation Discussion & Analysis,” above), which modified the post-termination exercise period of Dr. Lange’s option grants which were in the money as of December 22, 2005 and any options granted subsequent to December 22, 2005. The grant date fair value of the options shown above represent the total incremental increase in fair value of the unvested portion of the options as of the date of modification in December 2007, under FAS 123R.
(6)	In May 2007, the Board approved the acceleration of vesting of all options with an exercise price of $10.00 or greater granted to the Company’s employees prior to May 31, 2007, effective June 1, 2007. Excluded from the accelerated vesting were any and all grants to members of the Board, including Dr. Lange, all retention grants approved by the Board in May 2007 and all options granted to new hires on or after May 31, 2007. The option award shown above represents the unvested portion that was accelerated. The grant date fair value of the option shown above represents the stock compensation expense recognized in 2007 as a result of the accelerated vesting under FAS 123R.
(7)	In May 2007, the Board approved the cancellation of outstanding SAR awards provided that the individual SAR holder also voluntarily consented to such cancellation, effective June 1, 2007. Excluded from the cancellation of outstanding SAR awards were any and all grants to Dr. Lange. In accordance with FAS 123R, a cancellation of an award that is not accompanied by a concurrent grant of (or offer to grant) a replacement award or other valuable consideration shall be accounted for as a repurchase for no consideration. Accordingly, any previously unrecognized compensation cost was recognized at the cancellation date. The grant date fair value of the SAR shown above represents the cancellation expense of the SAR recorded in 2007 under FAS 123R.
(8)	Mr. McCaleb resigned as Senior Vice President, Commercial Operations, effective as of July 15, 2007. On July 16, 2007, Mr. McCaleb entered into a consulting agreement with the Company, providing advisory services related to the Company’s commercial operations. The consulting agreement provides for continuous vesting on Mr. McCaleb’s RSUs, and exercisability of his option grants until 90 days after the consulting agreement is terminated or expires, provided that no option will be exercisable later than 10 years after the original date of grant.

2007 Outstanding Equity Awards At Fiscal Year-End Table

The following table provides information on the stock options, restricted stock units and stock appreciation rights held by each Named Executive Officer as of December 31, 2007. The Company does not have any unearned equity incentive awards.

Name	Stock Awards								Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)		Option Expiration Date(2)
Louis G. Lange, M.D., Ph.D.	54,500	(4)	—		$9.25		4/22/2008
	100,000	(4)	—		37.13		5/16/2010
	100,000	(4)	—		44.25		1/16/2011
	50,000	(4)	—		40.61		10/31/2011
	100,000	(4)	—		57.34		12/10/2011
	50,000	(4)	—		17.03		6/7/2012
	125,000	(4)	—		23.21		12/2/2012
	175,000	(5)	—		13.16		12/11/2013
	18,000	(5)	18,000	(5)	24.94		12/5/2015
	9,000	(5)	27,000	(5)	13.33		12/11/2016
	83,333	(6)	666,667	(6)	10.45		8/22/2017
									24,000	(7)	$217,200
									80,415	(8)	727,756
									10,347	(9)	93,640
									36,000	(7)	325,800
									250,000	(10)	2,262,500
	—		87,500	(11)	N/A	(12)	1/3/2009	(11)
Daniel K. Spiegelman	50,000	(4)	—		37.13		5/16/2010
	50,000	(4)	—		44.25		1/16/2011
	25,000	(4)	—		40.61		10/31/2011
	25,000	(4)	—		57.34		12/10/2011
	25,000	(4)	—		17.03		6/7/2012
	50,000	(4)	—		23.21		12/2/2012
	75,000	(5)	—		13.16		12/11/2013
	15,000	(5)	—		24.94		12/5/2015
	15,000	(5)	—		13.33		12/11/2016
	20,833	(6)	166,667	(6)	10.45		8/22/2017
									10,000	(7)	90,500
									15,000	(7)	135,750
									62,500	(10)	565,625
Brent K. Blackburn, Ph.D.	10,000	(4)	—		9.25		4/22/2008
	25,000	(4)	—		5.81		2/19/2009
	35,000	(4)	—		37.13		5/16/2010
	50,000	(4)	—		44.25		1/16/2011
	25,000	(4)	—		40.61		10/31/2011
	35,000	(4)	—		57.34		12/10/2011
	25,000	(4)	—		17.03		6/7/2012
	50,000	(4)	—		23.21		12/2/2012
	75,000	(5)	—		13.16		12/11/2013
	15,000	(5)	—		24.94		12/5/2015
	15,000	(5)	—		13.33		12/11/2016
	20,833	(6)	166,667	(6)	10.45		8/22/2017
									10,000	(7)	90,500
									15,000	(7)	135,750
									62,500	(10)	565,625

Name	Stock Awards						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date(2)
Tricia Borga Suvari, Esq.	75,000	(13)	—		34.13	5/15/2010
	10,000	(4)	—		44.25	1/16/2011
	25,000	(4)	—		40.61	10/31/2011
	25,000	(4)	—		57.34	12/10/2011
	20,000	(4)	—		17.03	6/7/2012
	30,000	(4)	—		23.21	12/2/2012
	50,000	(5)	—		13.16	12/11/2013
	15,000	(5)	—		24.94	12/5/2015
	15,000	(5)	—		13.33	12/11/2016
	20,833	(6)	166,667	(6)	10.45	8/22/2017
							10,000	(7)	90,500
							15,000	(7)	135,750
							62,500	(10)	565,625
Lewis J. Stuart	115,000	(4)	—		30.00	6/23/2013
	10,000	(5)	—		13.38	12/17/2013
	8,100	(5)	—		24.94	12/5/2015
	8,100	(5)	—		13.33	12/11/2016
	20,833	(6)	166,667	(6)	10.45	8/22/2017
							5,400	(7)	48.870
							8,100	(7)	73,305
							62,500	(10)	565,625
David C. McCaleb (15)	21,600	(14)	—		7.13	11/4/2008
	54,000	(4)	—		14.63	10/1/2009
	12,500	(4)	—		37.13	5/16/2010
	50,000	(4)	—		44.25	1/16/2011
	25,000	(4)	—		40.61	10/31/2011
	25,000	(4)	—		57.34	12/10/2011
	20,000	(4)	—		17.03	6/7/2012
	30,000	(4)	—		23.21	12/2/2012
	60,000	(5)	—		13.16	12/11/2013
	15,000	(5)	—		24.94	12/5/2015
	15,000	(5)	—		13.33	12/11/2016
							10,000	(7)	90,500
							15,000	(7)	135,750

(1)	Options are granted at an exercise price equal to the closing market price per share on the last trading day prior to the date of grant, in accordance with the definition of fair market value in the Company’s equity incentive plans. There is no exercise price for RSUs or SARs.
(2)	Options expire ten (10) years from the date of grant.
(3)	Amounts shown are based on the fair market value of the Company’s common stock at December 31, 2007, the last trading day of 2007, which was $9.05 per share.
(4)	Each of the options vests as follows: twenty percent (20%) of the shares subject to the option vest on the first anniversary of the grant date; the remaining shares vest at the rate of 1.667% of the shares subject to the option per month for the next twenty four (24) months and at the rate of 3.333% of the shares subject to the option for the next twelve (12) months.
(5)	Each of the options vests in forty-eight (48) equal installments beginning on the date of the grant.
(6)	Each of the options vest in thirty-six (36) equal installments beginning on the date of grant.
(7)

Each RSU vests in forty-eight (48) equal monthly installments beginning on the date of grant. Distribution of vested shares of common stock will occur on the one (1)-year, two (2)-year, three (3)-year and four

(4)-year anniversaries of the grant date. There is no exercise price for these RSU grants. Upon payout, the Named Executive Officer is entitled to receive one (1) share of common stock for each one (1) RSU.

(8)

In accordance with Dr. Lange’s original Employment Agreement, 20,169 shares of this RSU grant were granted and vested effective December 22, 2005; the remaining RSUs vest quarterly over four (4) years starting on the date of grant. Distribution of vested shares of common stock will occur on the one (1)-year anniversary of each quarterly vesting date, such that 100% of the shares of common stock subject to the RSU are vested on the fourth (4th) anniversary of the grant date.

(9)

In accordance with Dr. Lange’s original Employment Agreement, 6.25% of the shares of this RSU grant vest at the end of each three (3)-month period beginning on the vesting commencement date (rounding up to the nearest whole share). Distribution of vested shares of common stock will occur on the one (1)-year anniversary of each quarterly vesting date, such that 100% of the shares of common stock subject to the RSU are vested on the fourth (4th) anniversary of the vesting commencement date.

(10)	Each RSU vest over three years beginning on the date of grant as follows: 7.5% vest after six months on February 22, 2008, 7.5% vest monthly for next six months (to August 22, 2008), 25% vest monthly for next 12 months (to August 22, 2009) and 60% vest monthly for next 12 months (to August 22, 2010). Distribution of vested shares of common stock will occur on Feb 22, 2008, Feb 22, 2009, Feb 22, 2010 and Aug 22, 2010.
(11)

Represents the number of SARs for Dr. Lange unvested as of December 31, 2007, not the number of shares of common stock underlying the SAR award. The SAR award vests annually over four (4) years and is automatically exercised upon each vesting date. When the SAR award vests, Dr. Lange will receive compensation equal to the amount, if any, by which the volume weighted average market price of the shares covered by the SAR exceeds the SAR base value for each SAR vested. The SAR base value is a predetermined strike price of $26.45, which represented a 15% premium to the market price on the grant date. The Company currently expects to settle all amounts due under the SARs, if any, using shares of its common stock. The last quarter of the SARs expire on the fourth (4th) year anniversary of the date of grant. As of December 31, 2007, payments to date under SAR awards were less than $0.1 million. In May 2007, the Board approved the cancellation of outstanding SAR awards provided that the individual SAR holder also voluntarily consented to such cancellation, effective June 1, 2007. Excluded from the cancellation of outstanding SAR awards were any and all grants to Dr. Lange. All other Named Executive Officers voluntarily consented to the cancellation of their respective SAR award.

(12)	The SAR holder is not required to pay an exercise price upon exercise of the SAR. Instead, when the SAR vests, the SAR recipient will receive compensation, if any, calculated with reference to the SAR’s base value, which is a predetermined price of $26.45, representing a 15% premium to the market price on the grant date. As of December 31, 2007, payments to date were less than $0.1 million. In May 2007, the Board approved the cancellation of outstanding SAR awards provided that the individual SAR holder also voluntarily consented to such cancellation, effective June 1, 2007. Excluded from the cancellation of outstanding SAR awards were any and all grants to Dr. Lange. All other Named Executive Officers voluntarily consented to the cancellation of their respective SAR award.
(13)	24% of the shares subject to the option vest on the one (1)-year anniversary of the vesting commencement date and the remaining shares subject to the option vest at the rate of 2% per month thereafter.
(14)	100% of the shares subject to the option are vested and exercisable on the option grant date. This option was granted to Mr. McCaleb when he was a consultant to the Company in 1998.
(15)	Mr. McCaleb resigned as Senior Vice President, Commercial Operations, effective as of July 15, 2007. On July 16, 2007, Mr. McCaleb entered into a consulting agreement with the Company, providing advisory services related to the Company’s commercial operations. The consulting agreement provides for continuous vesting on Mr. McCaleb’s RSUs, and exercisability of his option grants until 90 days after the consulting agreement is terminated or expires, provided that no option will be exercisable later than 10 years after the original date of grant.

2007 Option Exercises And Stock Vested Table

The following table provides information on each exercise, distribution or settlement of stock options, restricted stock units or stock appreciation rights, and each vesting of stock, including restricted stock units and stock appreciation rights, for each Named Executive Officer for the year ended December 31, 2007.

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Distribution (#)		Value Realized on Distribution ($)(2)
Louis G. Lange, M.D., Ph.D.	541	(3)	$7,471	(4)
	20,000	(5)	3,800
					12,000	(6)	$114,000
					12,000	(6)	112,800
					30,000	(7)	414,300
					30,000	(8)	303,600
					10,052	(9)	88,458
					10,052	(9)	131,681
					10,052	(9)	92,981
					10,052	(9)	101,123
					1,293	(10)	11,378
					1,293	(10)	16,938
					1,294	(10)	11,970
					1,293	(10)	13,008
Daniel K. Spiegelman	232	(3)	3,204	(4)
					5,000	(6)	47,500
					5,000	(6)	47,000
					12,500	(7)	172,625
					12,500	(8)	126,500
Brent K. Blackburn, Ph.D.	232	(3)	3,204	(4)
	10,000	(5)	8,900
	15,000	(5)	2,250
					5,000	(6)	47,500
					5,000	(6)	47,000
					12,500	(7)	172,625
					12,500	(8)	126,500
Tricia Borga Suvari, Esq.	232	(3)	3,204	(4)
					5,000	(6)	47,500
					5,000	(6)	47,000
					12,500	(7)	172,625
					12,500	(8)	126,500
Lewis J. Stuart	154	(3)	2,127	(4)
					2,700	(6)	25,650
					2,700	(6)	25,380
					6,750	(7)	93,218
					6,750	(8)	68,310
David C. McCaleb (11)	232	(3)	3,204	(4)
					5,000	(6)	47,500
					5,000	(6)	47,000
					12,500	(7)	172,625
					12,500	(8)	126,500

(1)	Value realized is based on the fair market value of the Company’s common stock on the date of exercise (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) minus the exercise price, without taking into account any taxes that may be payable in connection with the transaction.
(2)	Value realized is based on the fair market value of the Company’s common stock on the date of distribution without taking into account any taxes that may be payable in connection with the transaction.
(3)	Consists of the gross number of shares of common stock that were earned in 2007 underlying the vested SAR award, without taking into account any taxes that may be payable in connection with the transaction.
(4)	For purposes of the SAR payout on the second (2nd) anniversary of the grant date, the payment amount on the January 2007 settlement date equaled the excess of the Company’s stock price on the settlement date over the $26.45 base exercise price for 2007 as well as any compensation received in 2006. The Company’s stock price was calculated based on the volume-weighted average price over the preceding one (1)-year measurement period prior to the automatic exercise date. In May 2007, the Board approved the cancellation of outstanding SAR awards provided that the individual SAR holder also voluntarily consented to such cancellation, effective June 1, 2007. Excluded from the cancellation of outstanding SAR awards were any and all grants to Dr. Lange. All other Named Executive Officers voluntarily consented to the cancellation of their respective SAR award.
(5)	Represents options exercised during the year ended December 31, 2007.
(6)	Represents distribution of vested shares of common stock under the RSUs which vest in forty-eight (48) equal monthly installments beginning on the date of grant. Distribution of vested shares of common stock will occur on the one (1)-year, two (2)-year, three (3)-year and four (4)-year anniversaries of the grant date. There is no exercise price for these RSU grants. Upon payout, the Named Executive Officer is entitled to receive one (1) share of common stock for each one (1) RSU.
(7)	Represents distribution of vested shares of common stock under the RSUs which vests in forty-eight (48) equal monthly installments beginning on the date of grant, except that vesting will accelerate if a performance milestone relating to the achievement of product revenues is satisfied. Distribution of vested shares of common stock will occur on the two (2)-year, three (3)-year and four (4)-year anniversaries of the January 2005 grant date. There is no exercise price for these RSU grants. Upon payout, the Named Executive Officer is entitled to receive one (1) share of common stock for each one (1) RSU.
(8)	Represents distribution of vested shares of common stock under the RSUs whose vesting was accelerated due to an achievement of a performance milestone relating to product revenues. During 2007, this revenue target was met and RSUs which were unvested at the time the target was met were immediately vested and subsequently distributed on November 9, 2007. There is no exercise price for these RSU grants. Upon payout, the Named Executive Officer is entitled to receive one (1) share of common stock for each one (1) RSU.
(9)

In accordance with Dr. Lange’s original Employment Agreement, 20,169 shares of this RSU grant were granted and vested effective December 22, 2005; the remaining RSUs vest quarterly over four (4) years starting on the date of grant. Distribution of vested shares of common stock will occur on the one (1)-year anniversary of each quarterly vesting date, such that 100% of the shares of common stock subject to the RSU are vested on the fourth (4th) anniversary of the grant date.

(10)

In accordance with Dr. Lange’s original Employment Agreement, 6.25% of the shares of this RSU grant vest at the end of each three (3)-month period beginning on the vesting commencement date (rounding up to the nearest whole share). Distribution of vested shares of common stock will occur on the one (1)-year anniversary of each quarterly vesting date, such that 100% of the shares of common stock subject to the RSU are vested on the fourth (4th) anniversary of the vesting commencement date.

(11)	Mr. McCaleb resigned as Senior Vice President, Commercial Operations, effective as of July 15, 2007. On July 16, 2007, Mr. McCaleb entered into a consulting agreement with the Company, providing advisory services related to the Company’s commercial operations. The consulting agreement provides for continuous vesting on Mr. McCaleb’s RSUs, and exercisability of his option grants until 90 days after the consulting agreement is terminated or expires, provided that no option will be exercisable later than 10 years after the original date of grant.

2007 Nonqualified Deferred Compensation Table

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each Named Executive Officer for the year ended December 31, 2007. The only relevant plan is the Company’s Long-Term Incentive Plan, which is described in greater detail below.

Name	Executive Contributions in 2007 ($)(1)	Registrant Contributions in 2007 ($)(1)	Aggregate Earnings in 2007 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)(1)
Louis G. Lange, MD, Ph.D.	$—	$—	$11,577	$—	$304,685
Daniel K. Spiegelman	—	—	7,430	—	130,609
Brent K. Blackburn, Ph.D.	—	—	8,045	—	101,949
Tricia Borga Suvari, Esq.	—	—	5,890	—	109,235
Lewis J. Stuart (2)	—	—	—	—	—
David C. McCaleb	—	—	5,416	—	109,139

(1)	To date, the only contribution to the Long-Term Incentive Plan has been a Company contribution in 2003, of which 10% vested in January 2004, 20% vested in January 2005 and 70% vested in January 2006, in accordance with the vesting schedule described below. Under the terms of the plan, base salary and bonus deferrals are not permitted as of the effective date; however, the Board may, at any time or from time to time amend the plan to permit such deferrals. With respect to any Company contribution under the plan, each Named Executive Officer’s individual amount (as well as any other participant’s individual amount) is subject to vesting based on continued service to the Company, in accordance with the following schedule set forth in the plan: 10% vests on the one (1)-year anniversary of the date the Company contribution is credited; 20% vests on the two (2)-year anniversary of the date the Company contribution is credited; and 70% vests on the three (3)-year anniversary of the date the Company contribution is credited. Solely for recordkeeping purposes, the plan administrator established a contribution account for each participant, which is credited with the contributions made by such participant or on her or his behalf by the Company. The contribution account is further credited or charged with the hypothetical or deemed investment earnings and losses based on hypothetical investment elections made by the participant with respect to his or her contribution account, on a form designated by the plan administrator, from among the investment funds selected by the plan administrator. All Company contributions are distributable only upon certain specified future events, such as the participant’s retirement, disability, death, or termination of employment with the Company, the participant’s election of an in-service distribution or a change of control of the Company, pursuant to the terms of the plan.
(2)	Mr. Stuart is not a participant in the Long-Term Incentive Plan.

2007 Potential Payments Upon Termination Or Change Of Control Table

The following table provides potential payments that may be made to each Named Executive Officer upon termination or a change of control as defined and pursuant to individual arrangements (which are included in the Employment Agreement in the case of Dr. Lange and that consist of executive severance agreements in the case of the other Named Executive Officers). The amounts shown in the table below assume that the executive was terminated on December 31, 2007 and that the effective date of the change of control was December 31, 2007, and do not include amounts (if any) in which the Named Executive Officer had already vested as of December 31, 2007. The amounts shown below are hypothetical payments calculated using the assumptions required under applicable regulations, and do not represent actual payments to any Named Executive Officer. The actual compensation to be paid can only be determined at the time of a Named Executive Officer’s termination of employment or upon a change of control, as applicable. In the table below, “N/A” indicates that there is no applicable payment.

Name	Benefit	Before Change of Control: Termination w/o Cause or for Good Reason		After Change of Control: Termination w/o Cause or for Good Reason		Voluntary Termination	Death		Disability
Louis G. Lange, M.D., Ph.D. (1)	Severance payments	$1,400,000		$1,400,000	(2)	N/A	$1,400,000		$1,400,000
	Bonus payments	1,693,333	(3)	1,693,333	(2)	N/A	1,693,333	(4)	1,693,333	(5)
	Health benefits	26,577	(6)	36,008	(2)	N/A	—	(4)	26,577	(5)
	Equity acceleration	1,056,267	(7)	3,642,296	(8)	N/A	1,056,267	(4)	1,056,267	(5)
	Gross up payment for excise tax	N/A		1,689,404	(9)	N/A	N/A		N/A
Daniel K. Spiegelman	Severance payments	N/A		525,000	(10)	N/A	N/A		N/A
	Bonus payments	N/A		172,500	(11)	N/A	N/A		N/A
	Health benefits	N/A		26,577	(12)	N/A	N/A		N/A
	Equity acceleration	N/A		791,875	(8)	N/A	N/A		N/A
	Gross up payment for excise tax	N/A		—	(13)	N/A	N/A		N/A
Brent K. Blackburn, Ph.D.	Severance payments	N/A		525,000	(10)	N/A	N/A		N/A
	Bonus payments	N/A		172,500	(11)	N/A	N/A		N/A
	Health benefits	N/A		26,577	(12)	N/A	N/A		N/A
	Equity acceleration	N/A		791,875	(8)	N/A	N/A		N/A
	Gross up payment for excise tax	N/A		—	(13)	N/A	N/A		N/A
Tricia Borga Suvari, Esq.	Severance payments	N/A		474,000	(10)	N/A	N/A		N/A
	Bonus payments	N/A		210,000	(11)	N/A	N/A		N/A
	Health benefits	N/A		26,577	(12)	N/A	N/A		N/A
	Equity acceleration	N/A		791,875	(8)	N/A	N/A		N/A
	Gross up payment for excise tax	N/A		—	(13)	N/A	N/A		N/A
Lewis J. Stuart	Severance payments	N/A		420,000	(10)	N/A	N/A		N/A
	Bonus payments	N/A		192,000	(11)	N/A	N/A		N/A
	Health benefits	N/A		26,408	(12)	N/A	N/A		N/A
	Equity acceleration	N/A		687,800	(12)	N/A	N/A		N/A
	Gross up payment for excise tax	N/A		—	(13)	N/A	N/A		N/A
David C. McCaleb (14)	Severance payments	N/A		N/A		N/A	N/A		N/A
	Bonus payments	N/A		N/A		N/A	N/A		N/A
	Health benefits	N/A		N/A		N/A	N/A		N/A
	Equity acceleration	N/A		226,250	(8)	N/A	N/A		N/A
	Gross up payment for excise tax	N/A		N/A		N/A	N/A		N/A

(1)	Dr. Lange’s minimum base salary pursuant to his amended and restated Employment Agreement with the Company, effective as of December 1, 2007, was $700,000 per year effective January 1, 2007, and may be increased by the Compensation Committee from time to time as described in the section entitled “Certain Relationships and Related Transactions—CEO Employment Agreement,” below. The Employment Agreement has an eight (8)-year term from the original December 2005 effective date, provided that either the Company or Dr. Lange may terminate his employment at any time and for any reason. In the event of such a termination by the Company without cause or by Dr. Lange for good reason, or if Dr. Lange’s employment with the Company ceases due to his death or disability, the Company is required to make a severance payment to Dr. Lange (or his beneficiaries) in the amount of 200% of his base salary, in a lump sum. The Employment Agreement provides that as consideration for the severance payments, Dr. Lange agrees to be bound by a non-solicitation covenant for a period of one (1) year after termination of employment, a non-disparagement covenant for a period of one (1) year after termination of employment, and a confidentiality covenant.
(2)	Includes all payments defined in the column entitled “Before Change of Control: Termination without Cause or for Good Reason” plus the extension of health benefit premiums paid by the Company for Dr. Lange and his family from 18 months to 24 months following a change of control of the Company. The contracts for medical, dental and vision are from January 1, 2008 to December 31, 2008. The costs reflected in the table above include the full premium plus a 2% administrative fee for COBRA.
(3)	In the event of such a termination by the Company without cause or by Dr. Lange for good reason (including a termination by reason of Dr. Lange’s death or disability), under the Employment Agreement the Company is required to make a severance payment, in a lump sum, to Dr. Lange in the amount of 200% of his average annual bonus (with such average annual bonus to be calculated based on the annual bonuses received by Dr. Lange in the three (3) full calendar years prior to the year in which such termination occurs), and a pro rata amount of his target annual bonus for the year in which such termination occurs. In 2007, Dr. Lange’s target annual bonus was 94% of his base salary.
(4)	The amounts shown in the column entitled “Death” include all payments in the column entitled “Before Change of Control: Termination Without Cause or for Good Reason” except health benefits.
(5)	The amounts shown in the column entitled “Disability” include all payments in the column entitled “Before Change of Control: Termination Without Cause or for Good Reason.”
(6)	Under the Employment Agreement with Dr. Lange, the Company will continue to pay health benefit premiums for Dr. Lange and his family for 18 months (or, if such termination occurs within 18 months following a change of control, 24 months) following such termination. The contracts for medical, dental and vision are from January 1, 2008 to December 31, 2008. The costs reflected in the table above include the full premium plus a 2% administrative fee for COBRA.
(7)	In connection with a termination of Dr. Lange’s employment with the Company without cause or for good reason, under the Employment Agreement all of his outstanding options to purchase common stock will vest in full, his RSU grants will continue to vest for an additional twelve (12) months and the time during which Dr. Lange may exercise his options will be extended. The value realized upon acceleration is calculated based on the intrinsic value of the option or RSU as of December 31, 2007.
(8)	In the event of a change of control of the Company, under the Incentive Plan, each outstanding stock award shall, automatically and without further action by the Company, become fully vested and/or exercisable with respect to all of the shares of common stock subject thereto, and all shares of common stock subject to outstanding RSUs shall be distributed to holders thereof, no later than five (5) business days before the closing of such change of control. In addition, to the extent permitted by law, any surviving corporation or acquiring corporation in a change of control may assume any such stock awards outstanding under the Incentive Plan or substitute similar stock awards (including awards to acquire the same consideration paid to the stockholders in the change of control) for those outstanding under the Incentive Plan. In the event any surviving corporation or acquiring corporation does not assume such stock awards or substitute similar stock awards for those outstanding under the Incentive Plan, then the stock awards shall terminate if not exercised at or prior to the closing of the change of control. The value realized upon acceleration is calculated based on the intrinsic value of the option or RSU as of December 31, 2007.

(9)	Under the Employment Agreement, the Company is obligated to make a gross-up payment to Dr. Lange in the event that there is a change in control and the severance payment is subject to excise taxes.
(10)	Under the executive severance agreements, in the event of termination of employment by the Company without cause or for good reason (including a termination by reason of death or disability), the Company is required to make a severance payment to the Named Executive Officer (or his or her beneficiaries) in the amount of 18 months worth of base salary, in a lump sum. Such benefits will terminate immediately if the Named Executive Officer, at any time, violates any proprietary information or confidentiality obligation of the Company. For purposes of the amounts shown above, the calculation is based on the base salary amount for 2007 for each Named Executive Officer.
(11)	In the event of such a termination of employment by the Company without cause or for good reason (including a termination by reason of death or disability), under the executive severance agreements the Company is required to make a severance payment, in a lump sum, in the amount of 150% of the bonus paid in the year immediately preceding the effective date of the change of control of the Company. For purposes of the amounts shown above, the calculation is based on the annual discretionary cash bonus amount for 2007 (paid in 2008) for each Named Executive Officer.
(12)	Under the executive severance agreements, the Company will continue to pay health benefit premiums for the Named Executive Officer and his or her family for 18 months (following a change of control) following such termination. The contracts for medical, dental and vision are from January 1, 2008 to December 31, 2008. The costs reflected in the table above include the full premium plus a 2% administrative fee for COBRA.
(13)	Under the executive severance agreements, the Company is obligated to make a gross-up payment to the Named Executive Officer in the event that the severance payment is subject to excise taxes. Based on the calculations above, no severance payment is subject to excise tax.
(14)	Mr. McCaleb resigned as Senior Vice President, Commercial Operations, effective as of July 15, 2007 and thus is not eligible for benefits noted above, except for the equity acceleration of equity (see note 8 of this table for further information).